FOR IMMEDIATE RELEASE

Contact:

Rudy E. Schupp

Chief Executive Officer

(561) 616-3029

John Marino

President and Chief Financial Officer

(561) 616-3046

1st United Bank, the wholly-owned subsidiary of 1st United Bancorp, Inc., Assumed

Deposits and Purchased Assets of The Bank of Miami, National Association

BOCA RATON, FLA.— December 17, 2010—1st United Bancorp, Inc. (“1st United”) (Nasdaq: FUBC), announced today that its subsidiary, 1st United Bank, has assumed all of the deposits, other than depository organization-brokered deposits, and purchased substantially all of the assets of The Bank of Miami, National Association (“The Bank of Miami”) headquartered in Coral Gables, Florida through a purchase and assumption agreement with the Federal Deposit Insurance Corporation (“FDIC”). The Bank of Miami depositors will become depositors of 1st United and deposits will continue to be insured by the FDIC, so there is no reason for customers to change their banking relationship to retain their deposit insurance coverage. The three branches of The Bank of Miami will reopen on Monday as branches of 1st United. This evening and over the weekend, depositors of The Bank of Miami can access their money by writing checks or using ATM or debit cards. Checks drawn on the bank will continue to be processed. Loan customers should continue to make their payments as usual.

1st United will be purchasing substantially all of the assets of The Bank of Miami at a discount of $38 million. In this transaction, 1st United will be assuming approximately $286 million of deposits, $71 million in FHLB borrowings, and purchasing $308 million in loans and $8 million of other real estate from The Bank of Miami with the remaining assets primarily comprised of cash and marketable investment securities. The loans and other real estate purchased are covered by a loss sharing agreement with the FDIC. Under such agreement, the FDIC has agreed to cover 80% of the losses on the disposition of the loans and other real estate.

“1st United is excited to welcome the customers of The Bank of Miami and we want to assure them that their deposits are safe, FDIC insured, and readily accessible,” said Rudy Schupp, Chief Executive Officer of 1st United. “Customers will be able to conduct business as usual at their existing branch locations with their familiar banking associates.”

John Marino, President and Chief Financial Officer of 1st United added, “1st United has a healthy balance sheet, supported by strong capital and liquidity levels. These factors combined with increased access to more products and services at branches throughout South Florida will enable us to better serve all of the banking needs of former The Bank of Miami customers, including private banking customers.”

Based on September 30, 2010 financials, the pro forma company will have assets of approximately $1.3 billion, net loans of $881 million and deposits of $1.1 billion.

Customers who have questions may call their local The Bank of Miami banking office during normal business hours or 1st United at (561) 362-3435 or visit 1st United’s website at www.1stunitedbankfl.com.

For interested persons, the Company will be hosting an investor call to review the transaction at 11:00 a.m. Eastern Standard Time on Monday, December 20, 2010. The number for the conference call is 1-(888) 455-9732 (Passcode: First United). A replay of the conference call will be available beginning the afternoon of December 20 by dialing (866) 363-4122 (domestic), using the passcode 5420 until January 3, 2011.

About 1st United Bancorp, Inc.

1st United is a financial holding company headquartered in Boca Raton, Florida. 1st United’s principal subsidiary, 1st United Bank, is a Florida chartered commercial bank, which now operates 18 branches in South Florida, including Brevard, Broward, Indian River, Miami-Dade, and Palm Beach counties. 1st United’s principal executive office and mailing address is One North Federal Highway, Boca Raton, FL 33432 and its telephone number is (561) 362-3435. 1st United’s stock is listed on the NASDAQ Global Market under the symbol “FUBC”.

Forward Looking Statements

Any non-historical statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current plans and expectations that are subject to uncertainties and risks, which could cause 1st United’s future results to differ materially. The following factors, among others, could cause our actual results to differ: our ability to integrate the business and operations of companies and banks that we have acquired, and those we may acquire in the future; the failure to achieve expected gains, revenue growth, and/or expense savings from future acquisitions; our ability to comply with the terms of the loss sharing agreements with the FDIC; legislative or regulatory changes; the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the accuracy of our financial statement estimates and assumptions, including the estimate for our loan loss provision; the effects of the health and soundness of other financial institutions, including the FDIC’s need to increase Deposit Insurance Fund assessments; the loss of key personnel; our customers’ willingness to make timely payments on their loans; changes in the securities and real estate markets; changes in monetary and fiscal policies of the U.S. Government; inflation, interest rate, market and monetary fluctuations; the frequency and magnitude of foreclosure of our loans; fluctuations in loan collateral values; the effects of our lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; our need and our ability to incur additional debt or equity financing; the effects of harsh weather conditions, including hurricanes;

our ability to comply with the extensive laws, regulations, and directives to which we are subject; our customers’ perception of the safety of their deposits at 1st United Bank; the willingness of clients to accept third-party products and services rather than our products and services and vice versa; increased competition and its effect on pricing; technological changes; the effects of security breaches and computer viruses that may affect our computer systems; changes in consumer spending and saving habits; growth and profitability of our noninterest income; changes in accounting principles, policies, practices or guidelines; anti-takeover provisions under federal and state law as well as our Articles of Incorporation and our Bylaws; other risks described from time to time in our filings with the Securities and Exchange Commission; and our ability to manage the risks involved in the foregoing. Additional factors can be found in our filings with the SEC, which are available at the SEC’s internet site (http://www.sec.gov). Forward-looking statements in this press release speak only as of the date of the press release, and 1st United assumes no obligation to update forward-looking statements or the reasons why actual results could differ.